   As filed with the Securities and Exchange Commission on January 24, 2001.

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              ___________________

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              ___________________

                              SAUL CENTERS, INC.
            (Exact Name of Registrant as Specified in Its Charter)

         Maryland                                                 52-1833074
(State or Other Jurisdiction                                   (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)


                            8401 Connecticut Avenue
                          Chevy Chase, Maryland 20815
                                (301) 986-6000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 Henry Ravenel
                              Saul Centers, Inc.
                            8401 Connecticut Avenue
                          Chevy Chase, Maryland 20815
                    (Name and Address of Agent for Service)
                                (301) 986-6207
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                  Copies to:
                           Thomas H. McCormick, Esq.
                                 Shaw Pittman
                              2300 N Street, N.W.
                            Washington, D.C. 20037

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this registration statement.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, check the following box. [X]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------------
Title of Securities    Amount to be Registered          Proposed Maximum              Proposed Maximum               Amount of
                       -----------------------          ----------------
  to be Registered              (1)(3)             Aggregate Price Per Unit (2)   Aggregate Offering Price (2)  Registration Fee (3)
  ----------------              ------             ----------------------------   ----------------------------  --------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01            1,000,000                 $17.96875                        $17,968,750                    $4,493
 par value per share
------------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Saul Centers, Inc. Dividend Reinvestment and Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average of high and low reported sales price on January 22, 2001 on the New York Stock Exchange.

(3) Does not include an additional 103,808 shares of Common Stock previously registered under Registration Statement No. 333-71323. A registration fee of $ 432.88 was previously paid with respect to such amount. Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, the Prospectus included herein also relates to Registration Statement No. 333-71323.

             INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS

     This registration statement relates to the registration of additional shares of the same class as other securities for which a registration statement filed on this form relating to the Saul Centers, Inc. Dividend Reinvestment and Stock Purchase Plan is effective (No. 333-71323). The contents of registration statement No. 333-71323 are hereby incorporated by reference.

                                  PROSPECTUS

                              Saul Centers, Inc.
                            8401 Connecticut Avenue
                          Chevy Chase, Maryland 20815
                                (301) 986-6207

                 Dividend Reinvestment and Stock Purchase Plan
          1,000,000 Shares of Common Stock, $.01 Par Value Per Share

                                 HOW TO ENROLL

 .  If you are a holder of shares of common stock (the "Common Stock") of Saul
   Centers, Inc. (the "Company") or a holder of limited partnership interests ("Partnership Interests") in Saul Holdings Limited Partnership (the "Operating Partnership") and you wish to enroll in the Company's Dividend Reinvestment and Stock Purchase Plan, then you call First Chicago Trust Company of New York at (800) 446-2617 to request the necessary enrollment form.

 .  For more details, see page 8 of this Prospectus, Description of Plan.

                            HIGHLIGHTS OF THE PLAN

 . The Plan provides a simple and convenient method to have dividends on all or a portion of your shares of Common Stock, or distributions on all or a portion of your Partnership Interests, automatically reinvested in shares of Common Stock.

 . The shares of Common Stock purchased under the Plan will be purchased at a discount (currently 3%) from the market price of the shares of Common Stock on the New York Stock Exchange. (See the response to question 14 - What is the price of the Common Stock that will be purchased under the Plan? on page
   14).

 . You are not required to pay brokerage commissions or other expenses in connection with the purchase of shares of Common Stock under the Plan.

 . The Plan permits fractional and whole shares of Common Stock to be purchased with the dividends and partnership distributions, and dividends on all whole or fractional shares of Common Stock credited to participants' accounts are automatically reinvested in additional whole or fractional shares of Common Stock.

     Shares of our Common Stock are listed on the New York Stock Exchange under the symbol "BFS." On January 23, 2001, the closing sales price of our shares as reported on the New York Stock Exchange was $18.1875 per share.

     You should be aware that an investment in our shares involves various risks. Carefully consider the Risk Factors beginning on page 2 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is January 24, 2001.

                                  THE COMPANY

     Saul Centers, Inc., or the Company, is incorporated under the laws of Maryland and operates as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). The Company conducts all of its activities through subsidiaries and limited partnerships of which the Company or one of its subsidiaries is the sole general partner. Our primary business is the ownership, operation, management, leasing, acquisition, development and financing of community and neighborhood shopping centers and office properties, primarily in the Mid-Atlantic region. The Company is currently developing a Class A mixed-use office/retail complex on the site of a former shopping center property (the "Development Property") and repositioning an under-performing shopping center to an industrial/warehouse use (the "Industrial Property"). Therefore, as of December 31, 2000, the Company's properties consisted of 28 operating shopping center properties, the Industrial Property and five predominantly office properties and the Development Property. For further information about the operation of these properties and the Company, see our most recent annual report on Form 10-K and quarterly reports on Forms 10-Q, incorporated by reference elsewhere in this prospectus. We have elected to be taxed as a real estate investment trust, or a REIT, for federal income tax purposes commencing with its taxable period ended December 31, 1993, and we intend to continue operating so as to qualify as a REIT.

                                  RISK FACTORS


General Real Estate Investment Risks

     General. Investments in our Company will be subject to the risks incident to the ownership and operation of commercial real estate. These include the risks normally associated with changes in general or local market conditions, competition for tenants, changes in market rental rates, inability to collect rent due to bankruptcy or insolvency of tenants or otherwise, and the need to periodically renovate, repair and release space and to pay the related costs.

     Lease Expiration and Re-Lease of Space. We will be subject to the risks that, upon expiration, leases for space in our properties not be renewed, the space may not be re-leased or the terms of renewal or re-lease (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. Our operating cash flow would decrease if we were unable to promptly re-lease all or a substantial portion of this space, if the rental rates upon such re-lease were significantly lower than expected, or if reserves for costs of re-leasing prove inadequate.

     Dependence on Major Tenants. Only one retail tenant, Giant Food, at 7.3%, accounted for more than 1.6% of the Company's 1999 total revenues. No office tenant other than the United States General Services Administration ("GSA"), at 10.6%, accounted for more than 1.6% of the Company's 1999 total revenues. The success of our properties depends, to a substantial degree, upon the success of their anchor tenants. The default or financial distress of Giant Food, GSA, or any other anchor could cause substantial property vacancies, which would reduce our operating cash flow until such properties are re-leased.

     Changes in Laws. Costs resulting from changes in real estate taxes generally may be passed through to tenants and, to such extent, will not affect us. Increases in income, service or transfer taxes, however, generally are not passed through to tenants under our portfolio's leases and may adversely affect our operating cash flow and our ability to make distributions to stockholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect our operating cash flow and our ability to make distributions to stockholders.

     Risks of Real Estate Development. We intend to engage in selective property development. We have engaged in limited material new property development activity during the last five years, although we have engaged in extensive renovation and redevelopment of many of our shopping centers. Real estate development generally involves significant risks in addition to those involved in the ownership and operation of established properties, including the risks that financing may not be available on favorable terms, that construction may not be completed on schedule, resulting in increased debt service expense and construction costs, that long-term financing may not be available on completion of construction, and that properties may not be leased on profitable terms. Our operating cash flow and our ability to make distributions to stockholders could be adversely affected if we engage in real estate development, and if any of the above occurs.

     Possible Liability Relating to Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of any required remediation or removal of such substances may be substantial and the owner's liability as to any property is generally not limited under such laws, ordinances and regulations and could exceed the value of the property and/or the aggregate assets of the owner. The presence of, or the failure to properly remediate, such substances, when released, may adversely affect the owner's ability to sell the affected real estate or to borrow using such real estate as collateral. We have not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of our portfolio properties and we are not aware of any other environmental condition with respect to any of our portfolio properties that management believes would have a material adverse effect on our business, assets or results of operations. However, management is aware of the presence of minor amounts of asbestos containing materials at many of our portfolio properties that management believes generally are in good condition and do not currently constitute a hazard. The presence of such asbestos containing materials is in compliance with current law. We do not believe that these conditions involving asbestos containing materials, in the aggregate, are material. A substantial proportion of our portfolio properties have been subjected to environmental assessments within the last five years. The updates of the environmental assessments describe the procedures performed and present the findings and recommendations, if any, resulting therefrom. None of these environmental assessments or updates has revealed any environmental liability that our management believes would have a material adverse effect on our business, assets or results of operations, nor is management aware of any such liability. No assurance, however, can be given that these reports reveal all potential environmental liabilities, that no environmental liabilities may have developed since such environmental assessments were prepared, and that no prior owner created any material environmental condition not known to us or the independent consultant preparing such assessments or that future uses or conditions, including, without limitation, changes in applicable environmental laws and regulations.

     Uninsured Losses. We currently carry comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to our portfolio properties, with policy specification and insured limits customarily carried for similar properties. There are, however, certain types of losses, as from wars or earthquakes, that may be either uninsurable or not economically insurable. Should an uninsured loss occur, we could lose both our capital invested in, and anticipated profits from, any affected portfolio property.

Taxation of Saul Centers

     Failure to Qualify as a REIT. We intend to operate so as to maintain qualification as a REIT under the Internal Revenue Code, or the Code. A REIT generally is not subject to federal income tax, provided it makes certain distributions to its stockholders and meets certain organizational and other requirements. Although we currently qualify as a REIT under the Code, no assurance can be given that we will so qualify or that we will continue to qualify in the future. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws or their application with respect to qualification as a REIT or the federal income tax consequences of such qualification.

     If we fail to qualify as a REIT, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, we will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax liability resulting from the failure to so qualify would significantly reduce funds available for distribution to our stockholders.

     Other Tax Liabilities. Even if we qualify as a REIT for federal income tax purposes, we will be subject to certain nominal federal, state and local taxes.

No Limitation on Debt

     We currently have a general policy of limiting our borrowings to 50 percent of asset value, i.e., the value of our portfolio, as determined by our board of directors (the Board of Directors) by reference to the aggregate annualized cash flow from our portfolio. Our organizational documents contain no limitation on the amount or percentage of indebtedness which we may incur. Therefore, the Board of Directors could alter or eliminate the current limitation on borrowing at any time. If our debt capitalization policy were changed, we could become more highly leveraged, resulting in an increase in debt service that could adversely affect our operating cash flow and our ability to make expected distributions to stockholders, and in an increased risk of default on our obligations.

     We have established our debt capitalization policy relative to asset value, which is computed by reference to the aggregate annualized cash flow from the properties in our portfolio rather than relative to book value, a ratio that is frequently employed. We have used a measure tied to cash flow because we believe that the book value of our portfolio properties, which is the depreciated historical cost of the properties, does not accurately reflect our ability to borrow and to meet debt service requirements. Asset value, however, is somewhat more variable than book value, and may not at all times reflect the fair market value of the underlying properties. Although we will consider factors other than asset value in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing, and the ability of particular properties and our ability as a whole to generate cash flow to cover expected debt service), there can be no assurance that the ratio of debt to asset value, or to any other measure of asset value, will be consistent with the expected level of distributions to stockholders.

Possible Conflicts of Interest

     Relationship with The Saul Organization. Our primary business is the ownership, operation, management, leasing, acquisition, development and financing of community and neighborhood shopping centers and office properties, primarily in the Mid-Atlantic region. The Saul Organization (comprised of the B.F. Saul Real Estate Investment Trust, the B.F. Saul Company, Chevy Chase Bank, F.S.B., and other affiliated entities) is also in the business of ownership, operation, management, leasing, acquisition and development of commercial properties. In order to minimize potential conflicts of interest between us and The Saul Organization, we have entered into an Exclusivity and Right of First Refusal Agreement with The Saul Organization. The agreement generally requires The Saul Organization to conduct its shopping center business exclusively through us and grants us a right of first refusal to purchase certain commercial properties and development sites that are owned by, or become available to, The Saul Organization. However, conflicts could develop between us and The Saul Organization in the interpretation and enforcement of the agreement.

     In addition, conflicts may arise between us and The Saul Organization in the enforcement of other agreements to which we are parties, including leases whereby Chevy Chase Bank leased space in certain of our shopping center properties. In order to minimize these conflicts, matters and actions relating to these agreements and leases will be considered and approved by the independent Directors.

     Reliance on Senior Executives and Conflicts as to Management Time. Our success will be largely dependent upon the efforts of a small number of senior executives, including B. Francis Saul II. The loss of the services of one or more of these key executives could have a materially adverse effect on the Company. The Saul Organization will continue to engage in commercial real estate activities. Three of our officers, one of whom is Mr. Saul, also are affiliated with The Saul Organization and conflicts may develop as to the allocation of their management time.

     Conflicts Based on Individual Tax Considerations. The tax basis of members of The Saul Organization in our portfolio properties which were contributed to certain partnerships in our formation was substantially less than the fair market value thereof at the time of their contribution. In the event of our disposition of such properties, a disproportionately large share of the gain for federal income tax purposes would be allocated to members of The Saul Organization. In addition, any future reduction of the level of our debt after the initial reduction, or any release of the guarantees or indemnities with respect thereto by members of The Saul

Organization, would cause members of The Saul Organization to be considered, for federal income tax purposes, to have taxable constructive distributions which could be in excess of their bases in their Operating Partnership interests. Consequently, it is in the interests of The Saul Organization that we continue to hold the contributed portfolio properties, that a portion of our debt remain outstanding or be refinanced and that The Saul Organization guarantees and indemnities remain in place, in order to defer the taxable gain to members of The Saul Organization. Therefore, The Saul Organization may seek to cause us to retain the contributed portfolio properties, and to refrain from reducing our debt or releasing The Saul Organization guarantees and indemnities, even when such action may be in the interests of some, or a majority, of our stockholders. In order to minimize these conflicts, decisions as to sales of the portfolio properties, or any refinancing, repayment or release of guarantees and indemnities with respect to our debt, will be made by the independent Directors.

     Ability to Block Certain Actions. Under applicable law and the operating partnership agreement of Saul Holdings Limited Partnership, our operating partnership, consent of the limited partners is required to permit certain actions, including the sale of all or substantially all of the Operating Partnership's assets. Therefore, members of The Saul Organization, through their status as limited partners in the operating partnership, could prevent the taking of any such actions, even if they were in the interests of some, or a majority, of our stockholders.

Influence of Officers, Directors and Significant Stockholders

     Our officers include B. Francis Saul II and certain other officers or directors of members of The Saul Organization. Persons associated with The Saul Organization constitute five of the eleven members of our Board of Directors. Thus, these stockholders will be in a position to exercise significant influence over our affairs, which influence might not be consistent with the interests of some, or a majority, of our stockholders.

Limitations on Acquisition and Change in Control

     Our Articles of Incorporation and Bylaws contain a number of provisions, and our Board of Directors has taken certain actions, that could impede a change of our control. These provisions include the following:

     Ownership Limit. Our ownership limits may have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors, even if a change in control were in the interest of some, or a majority, of the stockholders.

     Staggered Board. Our Board of Directors has three classes of directors.
The terms of the these classes will expire in 2001, 2002 and 2003, respectively. Directors for each class will be chosen for three-year terms upon the expiration of the current class' term, beginning in 2001. The staggered terms for directors may adversely affect the stockholders' ability to change control of the Company, even if a change in control were in the interest of some, or a majority, of stockholders.

     Preferred Stock. The Articles of Incorporation authorize the Board of Directors to issue up to 1,000,000 shares of preferred stock and to establish the preferences and rights of any preferred shares issued. The issuance of preferred stock could have the effect of delaying or preventing a change of control of the Company, even if a change in control were in the interest of some, or a majority, of stockholders.

     Statutory Provisions. Under the Maryland General Corporation Law, unless exempted by action of the board of directors, certain "business combinations" between a Maryland corporation and a stockholder holding 10 percent or more of the corporation's voting securities, an Interested Stockholder, are subject to certain conditions, including approval by a supermajority stockholder vote, and may not occur for a period of five years after the stockholder becomes an Interested Stockholder. The Board of Directors has exempted from these statutory provisions any business combination with a member of The Saul Organization or any person acting in concert therewith. Therefore, a business combination with any person or group other than a member of The Saul Organization or a group including such a member may be impeded or prohibited, even if such a combination may be in the interest of some, or a majority, of our stockholders.

     The Maryland General Corporation Law also provides that so-called "control shares" may be voted only upon approval of two-thirds of the outstanding stock of the corporation excluding the control shares and shares held by affiliates of the corporation. Under certain circumstances, the corporation also may redeem the control shares for cash and, in the event that control shares are permitted to vote, the other stockholders of the corporation are entitled to appraisal rights. The Board of Directors has exempted from these control share provisions acquisitions involving The Saul Organization, directors, officers and our employees and any person approved by the Board of Directors, in its discretion. Therefore, a control share acquisition by any person not exempted by the Board of Directors could be impeded, and the attempt of any such transaction could be discouraged, even if it were in the best interest of some, or a majority, of our stockholders.

Possible Adverse Consequences of Limits on Ownership of Shares

     In order to maintain our qualification as a REIT, not more than 50 percent in value of our outstanding equity securities may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Our Articles of Incorporation restrict beneficial and constructive ownership of more than five percent in value of the issued and outstanding equity securities by any single stockholder with the exception of members of The Saul Organization, who are restricted to beneficial and constructive ownership to 24.9 percent in value of the issued and outstanding equity securities. In September 1999, the Board of Directors agreed to waive the five percent ownership limit with respect to Wells Fargo Bank, National Association ("Wells Fargo") and U.S. Bank National Association ("US Bank"), the pledgees of certain shares of Common Stock and limited partnership interests issued by Saul Holdings Limited Partnership. In addition, in March 2000, the Board of Directors agreed to increase the ownership limit with respect to members of The Saul Organization, allowing such members to beneficially and constructively own up to 29.9 percent in value of the issued and outstanding equity securities. As of December 31, 2000, Wells Fargo, U.S. Bank and members of The Saul Organization owned 0, 0 and 24.6 percent of the issued and outstanding equity securities, respectively. The Board of Directors may waive the ownership limit for additional stockholders if it is satisfied, based upon the receipt of a ruling from the Internal Revenue Service, and opinion of tax counsel or other evidence satisfactory to the Board of Directors, that ownership in excess of this limit will not jeopardize our status as a REIT. A purported transfer of shares to a person who, as a result of the transfer, would violate the ownership limit will be void. Shares acquired in violation of the ownership limit may be redeemed by us for the lesser of the price paid or the average closing price of the Common Stock for the 10 trading days preceding redemption.

Changes in Policies

     Our major policies, including our policies with respect to acquisitions, financing, debt capitalization and distributions, have been determined by the Board of Directors. Although it has no present intention to do so, the Board of Directors may alter or revise these and other policies from time to time without a vote of the stockholders. We cannot, however, change our policy of seeking to maintain our qualification as a REIT without the approval of stockholders. Accordingly, stockholders will have no control over changes in our policies other than our policy of maintaining our qualification as a REIT.

                              DESCRIPTION OF PLAN

     The Dividend Reinvestment and Stock Purchase Plan, or the Plan, of the Company provides holders of record of the Company's Common Stock and the holders of limited partnership interest ("Partnership Interests") in Saul Holdings Limited Partnership, the Maryland limited partnership of which the Company is the general partner and through which the Company operates substantially all of its assets and derives substantially all of its revenue (the "Operating Partnership"), with a simple and convenient method of investing in additional shares of Common Stock at a discount from market price (currently 3%) without payment of any brokerage commission, service charges or other expenses.

     Participants in the Plan may have cash dividends on some or all of the Common Stock owned by them automatically invested in additional shares of Common Stock, and some or all of the cash distributions received on a Partnership Interest automatically invested in shares of Common Stock.

     Under the Plan, First Chicago Trust Company of New York, a division of EquiServe, or any successor bank, trust company or other entity as may from time to time be designated by the Company (the "Agent"), will buy newly issued Common Stock from the Company. The purchase price of Common Stock will be at a discount (currently 3%) from the closing price on the New York Stock Exchange (Consolidated Tape Transactions) for the Common Stock on the investment date. The investment dates will coincide with the quarterly dividend payment dates on the Common Stock (each an "Investment Date"). The Company will receive the proceeds of the sale of newly issued Common Stock

     The following questions and answers constitute the Plan of the Company.

Purpose and Participation

1.   What is the purpose of the Plan?

     The purpose of the Plan is to provide holders of record of the Company's Common Stock ("Shareholders") and holders of record of a Partnership Interest ("Limited Partners") with a simple and convenient method of investing in shares of Common Stock at a discount from market price (currently 3%) without payment of any brokerage commission, service charges or other expenses.

     The Plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions which engage in short-term trading activities that could cause aberrations in the overall trading volume of our Common Stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price for shares of Common Stock acquired under the Plan. These transactions may cause fluctuations in the trading volume of our Common Stock. We reserve the right to modify, suspend or terminate participation in this Plan by otherwise eligible holders of shares of Common Stock in order to eliminate practices which are not consistent with the purposes of the Plan.

2. How may eligible Shareholders and Limited Partners purchase Common Stock under the Plan?

     Holders of record of Common Stock may have all of the cash dividends on all or part of their Common Stock automatically reinvested in additional shares of Common Stock. Holders of record of a Partnership Interest may have all of the cash distributions on all or part of their Partnership Interest automatically invested in shares of Common Stock.

Advantages and Disadvantages

3.   What are the advantages and disadvantages of the Plan?

     Before deciding whether to participate in the Plan, you should consider the following advantages and disadvantages of the Plan.

Advantages.

          . You have the opportunity to reinvest all or a portion of cash dividends paid on all or a portion of your shares of Common Stock or partnership distributions paid on all or a portion of your Partnership Interest in shares of Common Stock at a discount (currently 3%) from the market price of the shares.

          . You are not required to pay brokerage commissions or other expenses in connection with the purchase of shares of Common Stock under the Plan.

          . The Plan permits fractional and whole shares of Common Stock to be purchased with the dividends and partnership distributions, and dividends on all whole or fractional shares of Common Stock credited to participants' accounts are automatically reinvested in additional whole or fractional shares of Common

               Stock.

          . By participating in the Plan, you avoid the necessity of safekeeping certificates representing the shares of Common Stock credited to your account, and thus, have increased protection against loss, theft or destruction of such certificates.

          . Share certificates may be deposited for safekeeping as more fully explained in the answer to Question 19.

          . A regular statement for each account will provide a participant with a record of each transaction.

          . At any time you may direct the Agent to sell or transfer all or a portion of the shares of Common Stock held in your account.

Disadvantages.

          . You may not know the actual number of shares of Common Stock purchased until after the investment date.

          . For Shareholders, your participation in the Plan will result in you being treated, for federal income tax purposes, as having received a distribution equal to the market price (and not the purchase price, as discounted) of the shares of Common Stock on the date actually acquired from us.

          . A Shareholder's distributions will be taxable as dividends to the extent of our earnings and profits, and may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

          . There is no clear legal authority regarding the income tax treatment of a Limited Partner in the Operating Partnership who invests cash distributions from the Operating Partnership in shares of common stock of another entity (such as the Company). Therefore, the treatment described above for Shareholders, may vary for Limited Partners.

          . Resales of shares of Common Stock credited to your account may involve a nominal fee per transaction to be deducted from the proceeds of the sale by the Agent (if you request the Agent to make such resale), plus any brokerage commission and any applicable stock transfer taxes on the resales.

          . You cannot pledge the shares of Common Stock deposited in your account until the shares are withdrawn from the Plan.

Administration

4.   Who administers the Plan?

     First Chicago Trust Company of New York, a division of EquiServe, as Agent for the participants, administers the Plan, keeps records, sends statements of account to participants and performs other duties relating to the Plan. All costs of administering the Plan are paid by the Company. Common Stock purchased under the Plan is issued in the name of the Agent or its nominee, as Agent for the participants in the Plan. As record holder of the Common Stock held in participants' accounts under the Plan, the Agent will receive dividends on all Common Stock held by it on the dividend record date, will credit such dividends to the participants' accounts on the basis of whole and fractional shares of Common Stock held in these accounts, and will automatically reinvest such dividends in additional Common Stock. The Agent makes all purchases of Common Stock under the Plan.

     The following address may be used to obtain information about the Plan:

               EquiServe
               Attention: Saul Centers, Inc. Dividend Reinvestment Plan P.O. Box 2598
               Jersey City, New Jersey  07303-2598
               Phone: (800) 446-2617

     If you are already a participant, be sure to include your account number(s) and include a reference to Saul Centers, Inc. in any correspondence.

     Telephone contact numbers for the Plan:

               Shareholder customer service, including sale of shares:

               (800) 446-2617 (Within the United States and Canada)
               (201) 324-0498 (Outside the United States and Canada)

               An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 8:30 a.m. to 7:00 p.m. Eastern time each business day.

               TDD: (201) 222-4955 A telecommunications device is available for the hearing impaired.

               Foreign language translation service for more than 140 languages is available.

     Internet services of the Plan:

               You can obtain information about your account over the Internet. To gain access, you will be required to use a password which will be sent to you by mail. You may also request your password by calling 1 (877) THE-

               WEB7 (1 -(877) 843-9327).

               Messages forwarded on the Internet will be responded to promptly. The EquiServe Internet address is www.equiserve.com

Eligibility

5.   Who is eligible to become a participant?

     Any holder of record of Common Stock and any holder of record of a Partnership Interest is eligible to become a participant in the Plan. If a beneficial owner has Common Stock registered in a name other than his or her own, such as that of a broker, bank nominee or trustee, the beneficial owner may be able to arrange for that entity to participate in the Plan on behalf of the beneficial owner. Shareholders should consult directly with the entity holding their Common Stock to determine if they can enroll in the Plan. If not, the Shareholder should request his or her bank, broker or trustee to transfer some or all of his or her Common Stock into the beneficial owner's own name in order to participate in the Plan.

6. Are there any limitations on who is eligible to become a participant other than those described above?

     Foreign Law Restrictions. If you are a citizen or resident of a country other than the United States, its territories and possessions, you should make certain that your participation does not violate local laws governing such things as taxes, currency and exchange controls, stock registration, and foreign investments.

     REIT Qualification Restrictions. In order to maintain our qualification as a REIT, not more than 50 percent in value of our outstanding equity securities may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Our Articles of Incorporation restrict beneficial and constructive ownership of more than five percent in value of the issued and outstanding equity securities by any single stockholder with the exception of members of The Saul Organization, who are restricted to beneficial and constructive ownership to 29.9 percent in value of the issued and outstanding equity securities. The Board of Directors has waived, and may waive in the future, the ownership limit for stockholders if it is satisfied, based upon the receipt of a ruling from the Internal Revenue Service, and opinion of tax counsel or other evidence satisfactory to the Board of Directors, that ownership in excess of this limit will not jeopardize our status as a REIT. See "Risk Factors - Possible Adverse Consequences of Limit on Ownership of Shares." We may terminate, by written notice at any time, any participant's individual participation in the Plan if such participation would be in violation of the restrictions contained in our Articles of Incorporation. A purported transfer of shares to a person who, as a result of the transfer, would violate the ownership limit will be void. Shares acquired in violation of the ownership limit may be redeemed by us for the lesser of the price paid or the average closing price of the Common Stock for the 10 trading days preceding redemption. We reserve the right to invalidate any purchases made under the Plan that we determine, in our sole discretion, may violate the five percent ownership limit.

     Exclusion from Plan for Short-Term Trading or Other Practices. You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of the shares of Common Stock. If you do engage in short-term trading activities, we may prevent you from participating in the Plan. We reserve the right to modify, suspend or terminate participation in the Plan, by otherwise eligible holders of shares of Common Stock or Partnership Interests, in order to eliminate practices which we determine, in our sole discretion, are not consistent with the purposes or operation of the Plan or which may adversely affect the market price of the shares of Common Stock.

     Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the Plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the Plan.

Participation by Shareholders and Limited Partners

7.   How does an eligible Shareholder or Limited Partner become a participant?

     A holder of record of either Common Stock or a Partnership Interest, or both, may elect to become a participant in the Plan at any time. If you wish to become a participant, all you need to do is complete an Authorization Form and mail it to the Agent (see Question 4 for address). If the Common Stock or a Partnership Interest, as the case may be, is registered in more than one name (e.g. joint tenants, trustees, etc.), all registered holders must sign the Authorization Form. Authorization Forms may be obtained at any time by writing to the Agent, by calling the Agent at (800) 446-2617 or (201) 324-0498, or through the Internet Account Access Facility at www.equiserve.com.

8.   What does the Authorization Form provide?

     By signing an Authorization Form, a Shareholder or Limited Partner may become a participant, and by checking the appropriate boxes on the Authorization Form the Shareholder or Limited Partner may choose among the following investment options for that account:

     For a Shareholder:

     -- To reinvest automatically all of the cash dividends on all shares of Common Stock registered in the participant's name in shares of Common Stock ("Full Dividend Reinvestment"); or

     -- To reinvest automatically all of the cash dividends on some of the shares of Common Stock registered in the participant's name in shares of Common Stock (Partial Dividend Reinvestment").

     For a Limited Partner:

     -- To invest automatically all of the cash distributions on the Partnership Interest registered in the participant's name in shares of Common Stock ("Full Distribution Investment"); or

     -- To invest automatically some of the cash distributions on the Partnership Interest registered in the participant's name in shares of Common Stock ("Partial Distribution Investment").

     A participant may change his or her election by completing and signing a new Authorization Form and returning it to the Agent. (See Question 4 for the Agent's address.) Any change of election concerning the reinvestment of dividends or partnership distributions must be received by the Agent at least three business days prior to the record date for a dividend payment date (see Question 9) in order for the change to become effective with that payment. If a participant returns a properly executed Authorization Form to the Agent without electing an investment option, the participant will be enrolled as having selected the "Full Dividend Reinvestment" and/or the "Full Distribution Investment" option(s), depending on whether the participant hold Common Shares or a Partnership Interest. In addition, a participant that holds both Common Stock and a Partnership Interest may make different elections with respect to each.

     Regardless of which method of participation is selected, all cash dividends paid on whole or fractional shares of Common Stock credited to your Plan account will be reinvested automatically.

9.   When may an eligible Shareholder or Limited Partner join the Plan?

     An eligible Shareholder or Limited Partner may sign and return an Authorization Form to join the Plan at any time. If the properly completed Authorization Form specifying "Full Dividend Reinvestment" or "Full Distribution Investment", as the case may be, or "Partial Dividend Reinvestment" or "Partial Distribution Investment", as the case may be, is received by the Agent at least three business days prior to the record date established for a particular dividend or distribution, reinvestment will begin with that dividend or distribution. If the Authorization Form is received less than three business days prior to the record date established for a particular dividend or distribution, that dividend or distribution will be paid in cash, and participation in the Plan for the reinvestment of dividends or investment of partnership distributions, as the case may be, will not commence until the dividend payment date following the next record date established for a particular dividend or distribution.

10. May I reinvest less than the full amount of my dividends or partnership distributions?

     By selecting the "Partial Dividend Reinvestment" or "Partial Distribution Investment" option, as the case may be, on your Authorization Form, you may direct the Agent to reinvest the dividends attributable to a lesser number of shares of Common Stock than the full number of shares you hold, or to invest a lesser amount of the cash distributions attributable to a Partnership Interest than the full amount attributable to the Partnership Interest you hold. Cash distributions will continue to be paid to you on the remaining shares of Common Stock or on the remaining distribution attributable to your Partnership Interest, as the case may be.

11. How and when can I change the amount of dividends to be reinvested or partnership distributions to be invested?

     You may change the dividend reinvestment or partnership distribution investment option at any time by submitting a newly executed Authorization Form to the Agent. (See Question 8.) Any change in the number of shares of Common Stock or the amount of cash distributions in respect of a Partnership Interest with respect to which the Agent is authorized to reinvest cash dividends or partnership distributions must be received by the Agent at least three business days prior to the record date for a dividend payment to permit the new amount to apply to that payment or distribution.

Purchases

12.  What is the source of the Common Stock purchased under the Plan?

     Common Stock purchased for your account under the Plan will be purchased by the Agent from the Company out of its authorized but unissued shares or treasury shares.

13.  When will Common Stock be purchased for my account?

     Purchases from the Company of authorized but unissued Common Stock will be made on the Investment Date; Shareholders and Limited Partners participating in the Plan will be deemed to have invested as of the Investment Date. The Investment Date coincides with the quarterly dividend payment dates on the Common Stock, which are declared by our Board of Directors. The dividend record date normally precedes the dividend payment date by approximately two to four weeks. We historically have paid dividends on or about the last business day of each January, April, July and October. We pay dividends when and if declared by the Board of Directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the Plan obligates us to do so. However, the Company intends to continue qualifying as a REIT and must distribute to its stockholders a minimum of 90% of taxable income. The Plan does not represent a guarantee of future dividends.

     No interest will be paid on cash dividends pending reinvestment and partnership distributions pending investment under the terms of the Plan.

14. What is the price of the Common Stock that will be purchased under the Plan?

     The shares of Common Stock purchased from the Company under the Plan will be purchased at a discount from the closing price of Common Stock on the New York Stock Exchange (Consolidated Tape Transactions) on the Investment Date.
The discount is currently 3%. If no trading in the Common Stock occurs on the New York Stock Exchange on the relevant Investment Date, the purchase price of such Common Stock will be determined by the Board of Directors of the Company on the basis of such market quotations as it deems appropriate.

     The discount is subject to change from time to time (but will not vary from the range of 0% to 5%) and is also subject to discontinuance at our discretion at any time based on a number of factors, including current market conditions, the level of participation in the Plan and our current and projected capital needs.

15.  How will the number of shares purchased for my account be determined?

     The number of shares of Common Stock to be purchased for your account as of any Investment Date will be equal to the total dollar amount to be invested for you divided by the applicable purchase price, computed to the fourth decimal place. The total dollar amount to be invested as of any Investment Date will be the sum of (a) the cash dividends or partnership distributions on all or a part of the Common Stock or Partnership Interest registered in your own name, according to the option chosen by you (see Question 8), and (b) the dividends on all Common Stock (including fractional shares) previously credited to your Plan account.

     The amount to be invested will be reduced by any amount the Company is required to deduct for federal tax withholding purposes. (See Question 34.)

Reports to Participants

16.  How will I keep track of my investments?

     After an investment is made under the Plan for your account, whether by reinvestment of dividends or by investments of partnership distributions, you will be sent a statement which will provide a record of the cost of the Common Stock purchased for that account, the number of shares of Common Stock purchased, the date on which the Common Stock was credited to your account and the total number of shares of Common Stock in that account. In addition, you will be sent income tax information for reporting dividends paid.

Stock Certificates

17.  Will I receive certificates for Common Stock purchased under the Plan?

     Common Stock purchased under the Plan is registered in the name of the Agent or its nominee as agent for the participants in the Plan.

     No certificates for any number of shares of Common Stock credited to your Plan account will be issued to you unless you submit a written request to the Agent. Such requests will be handled by the Agent, at no charge, normally within two weeks. Any remaining whole shares of Common Stock and any fractional shares of Common Stock will continue to be credited to your account. Certificates for fractional shares will not be issued under any circumstances.

     Common Stock which is purchased for and credited to your account under the Plan may not be pledged, sold or otherwise transferred. If you wish to pledge or transfer such Common Stock, you must request that a certificate for such shares of Common Stock first be issued in your name.

18. What is the effect on my account if I request a certificate for whole shares of Common Stock held in the account?

     If you maintain an account for reinvestment of dividends, all dividends on the shares of Common Stock for which a certificate is requested will continue to be reinvested under the Plan until you file a new Authorization Form changing your investment election.

19.  May Common Stock held in certificate form be deposited in my account?

     You may deposit with the Agent any certificates for shares of our Common Stock now or hereafter registered in your name for safekeeping under the Plan. There is no charge for this custodial service and, by making the deposit, you will be relieved of the responsibility for loss, theft or destruction of the certificate.

     Certificates sent to the Agent should not be endorsed. The Agent provides insurance coverage on certificates mailed by you for safekeeping in Plan accounts. To be eligible for certificate mailing insurance, certificates must be mailed in brown, pre-addressed return envelopes supplied by the Agent. Certificates mailed in this manner are insured for up to $25,000 current market value provided they are mailed first class. The Agent will promptly send you a statement confirming each deposit of certificates. The Agent must be notified of any lost certificate claim within thirty (30) calendar days of the date the certificates were mailed. To submit a claim, you must be a current participant or your loss must be incurred in connection with becoming a participant. In the latter case, you must enroll in the Plan at the time the insurance claim is processed. The maximum insurance protection provided is $25,000 and coverage is available only when the certificate(s) are sent to the Agent in accordance with guidelines described above. If your certificates have a market value of more than $25,000, please contact the Agent for additional instructions.

     Insurance covers the replacement of shares of stock, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time you mail the certificates until such time as replacement can be effected.

     If you do not use the brown pre-addressed envelope provided by the Agent, certificates mailed should be insured for possible mail loss for 2% of the market value (minimum insurance of $20.00) representing your replacement cost if the certificates are lost.

     All dividends on any Common Stock evidenced by certificates deposited in accordance with the Plan will automatically be reinvested. The Agent will credit the shares represented by the certificates to your account in "book-entry" form and will combine the shares with any whole and fractional shares then held in your account. In addition to protecting against the loss, theft or destruction of your certificates, this service is convenient if and when you sell shares of Common Stock through the plan.

Withdrawal from the Plan

20.  May I withdraw from the Plan?

     Yes, by writing to the Agent, by calling the Agent directly at (800) 446-2617, or by accessing your program account through the Internet Account Access Facility at www.equiserve.com.
            -----------------

21.  What happens when I terminate my account?

     If your notice of termination is received by the Agent at least three business days prior to the record date for the next dividend payment date, reinvestment of dividends or the investment of partnership distributions, as the case may be, will cease as of the date the notice of termination is received by the Agent. If the notice of termination is received later than three business days prior to the record date for a dividend payment date, the termination will not become effective until after the investment of any dividends or partnership distributions to be invested as of that dividend payment date. When terminating an account, you may request that a stock certificate be issued for all whole shares of Common Stock held in the account. As soon as practicable after notice of termination is received, the Agent will send to you (a) a certificate for all whole shares of Common Stock held in the account and (b) a check representing any uninvested optional cash payments remaining in the account and the value of any fractional share of Common Stock held in the account. After an account is terminated, all dividends for the terminated account will be paid to you unless you re-elect to participate in the Plan.

     When terminating an account, you may request that all shares of Common Stock, both full and fractional, certified to the Plan account be sold or that certain of the Common Stock shares be sold and a certificate be issued for the remaining Common Stock. The Agent will remit to the participant the net proceeds of any sale. (See Question 23.)

22. When may a Shareholder or Limited Partner re-elect to participate in the Plan?

     Generally, a Shareholder of record or a Limited Partner of record may re-elect to participate at any time. However, the Agent reserves the right to reject any Authorization Form on the grounds of excessive joining and withdrawing. Such reservation is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term Shareholder and Limited Partner investment service.

Sale of Common Stock

23.  May I request that Common Stock held in my account be sold?

     Yes, you may request that all or any part of the Common Stock held in your account be sold either when an account is being terminated (see Question 21) or without terminating the account. However, a fractional share of Common Stock will not be sold unless all whole shares of Common Stock held in the account are sold. If all shares of Common Stock (including any fractional share) held in your account are sold, the account will automatically be terminated, and you will have to complete and file a new Authorization Form (see Questions 7 through 9) in order to participate again in the Plan.

     Sale orders must be received by the Agent prior to 1:00 p.m. Eastern time, on a business day the Agent and the relevant securities market are open. The Agent will process your sale order on the day instructions are received (if prior to 1:00 p.m.) or the following business day (if received on or after 1:00 p.m.). The proceeds of the sale, less applicable fee and commission, will be mailed to you.

24. What happens when I sell or transfer all the shares of Common Stock registered in my name or the entire Partnership Interest registered in my name?

     Your participation in the Plan with respect to such holdings is terminated.

Other Information

25. What happens if the Company issues a stock dividend or declares a stock split?

     In the event of a stock split or a stock dividend payable in Common Stock, the Agent will receive and credit to your account the applicable number of whole and/or fractional shares of Common Stock based both on the number of shares of Common Stock held in your account and, with respect to shareholders participating in the Plan, the number of shares of Common Stock registered in your own name as of the record date for the stock dividend or split.

26. If the Company issues rights to purchase securities to the holders of shares of Common Stock, how will the rights on shares held in my account be handled?

     If the Company has a rights offering in which separately tradable and exercisable rights are issued to registered holders of Common Stock, the rights attributable to whole shares of Common Stock held in your account will be transferred to you as promptly as practicable after the rights are issued. Rights attributable to fractional shares of Common Stock will be reinvested in Common Stock.

27. How are the shares of Common Stock in my account voted at shareholder meetings?

     You will receive proxy materials from the Company for Common Stock registered in the Agent's name under the Plan in the same manner as Common Stock registered in yours own name, if any. Common Stock credited to your Plan account may also be voted in person at the meeting.

28.  What is the responsibility of the Company and the Agent under the Plan?

     We and the Agent, in administering the Plan, are not liable for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of failure to terminate a participant's account upon such participant's death prior to receipt by the Agent of notice in writing of such death, (b) with respect to the prices and times at which Common Stock is purchased or sold for a participant, or (c) with respect to any fluctuation in market value before or after any purchase or sale of Common Stock.

     We and the Agent will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable laws, including federal securities laws. Since the Agent has assumed all responsibility for administering the plan, we specifically disclaim any responsibility for any of the Agent's actions or inactions in connection with the administration of the Plan. None of our directors, officers, employees or shareholders will have any personal liability under the Plan.

     We and the Agent will be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

     The Agent may resign as administrator of the Plan at any time, in which case we will appoint a successor administrator. In addition, we may replace the Agent with a successor administrator at any time.

29.  What are my responsibilities under the Plan?

     The shares of Common Stock in your account may revert to the state in which you live in the event that the shares are deemed, under your state's laws, to have been abandoned by you. For this reason, you should notify the Agent promptly in writing of any change of address. The Agent will address account statements and other communications to you at the last address of record you provide to the Agent.

     You will have no right to draw checks or drafts against your account or to instruct the Agent with respect to any shares of Common Stock or cash held by the Agent except as expressly provided herein.

30.  May the Plan be amended, suspended or terminated?

     While we expect to continue the Plan indefinitely, we may amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice your interests. To the extent practicable, any such amendment, suspension or termination will be announced to you at least 30 days prior to its effective date.

31.  What happens if the Plan is terminated?

     You will receive (a) a certificate for all whole shares of Common Stock held in your account and (b) a check representing the value of any fractional share of Common Stock held in your account and any uninvested cash dividends or partnership distributions held in the account.

32.  Who interprets and regulates the Plan?

     We are authorized to issue such interpretations, adopt such regulations and take such action as it may deem reasonably necessary to effectuate the Plan.
Any action to effectuate the Plan taken by us or the Agent in the good faith exercise of their respective judgments will be binding on all Plan participants.

33.  What law governs the Plan?

     The terms and conditions of the Plan and its operation shall be governed by the laws of the State of Maryland.

34.  What are the federal income tax consequences of participation in the Plan?

     You should consult your personal tax advisors with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and purchases of Common Stock under the Plan, your tax basis and holding period for Common Stock acquired under the Plan and the character, amount and tax treatment of any gain or loss realized on the disposition of Common Stock. The following is only a brief summary of some of the federal income tax considerations applicable to the Plan.

     Reinvestment of dividends and distributions. If you participate in the Plan, you will be treated for federal income tax purposes as having received, on the Investment Date, a dividend equal to the sum of (a) the fair market value of any Common Stock purchased under the Plan (including Common Stock purchased through reinvestment of dividends on shares held in your account), and (b) any cash distributions actually received by you with respect to your shares of Common Stock not included in the Plan. The tax basis of shares of Common Stock purchased under the Plan will be equal to its fair market value on the Investment Date. Your holding period for Common Stock purchased under the Plan generally will begin on the date following the date on which the shares of Common Stock are credited to your account.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a Shareholder to the extent that such distributions do not exceed the adjusted tax basis of the Shareholder's shares. To the extent that such distributions exceed the adjusted tax basis of a Shareholder's shares, they will be included in the Shareholder's income as capital gain.

     There is no clear legal authority regarding the income tax treatment of a Limited Partner in the Operating Partnership who invests cash distributions from the Operating Partnership in shares of common stock of another entity (such as the Company) that is a partner in the Operating Partnership. The treatment described above may vary in the case of Limited Partners whose Operating Partnership distributions are being reinvested.

     Income Tax Withholding and Administrative Expenses. In general, any dividend reinvested under the Plan is not subject to Federal income tax withholding. We or the Agent may be required, however, to deduct as "backup withholding" thirty-one percent (31%) of all dividends paid to you, regardless of whether such dividends are reinvested pursuant to the Plan. Similarly, the Agent may be required to deduct backup withholding from all proceeds from sales of Common Stock held in your account. You are subject to backup withholding if:
(a) you have failed properly to furnish the Company and the Agent with your correct tax identification number ("TIN"); (b) the Internal Revenue Service or a broker notifies the Company or the Agent that the TIN furnished by you is incorrect; (c) the Internal Revenue Service or a broker notifies the Company or the Agent that backup withholding should be commenced because you failed to properly report dividends paid to you; or (d) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding. If you are a foreign shareholder whose dividends are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in shares of Common Stock will be credited to your account. As a result of the Small Business Job Protection Act of 1996 or similar subsequent measures, we intend to withhold an additional 10% (or other applicable amount) of any dividend to a foreign shareholder to the extent it exceeds our current and accumulated earnings and profits. Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, if you are subject to backup withholding, dividends to be reinvested under the Plan will be reduced by the backup withholding amount.

     All costs of administering the Plan, except for costs related to your voluntary selling of shares of Common Stock and/or withdrawal from the Plan, will be paid by us. Consistent with the conclusion reached by the Internal Revenue Service in a recent private letter ruling issued to another REIT, we intend to take the position that these costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares. However, since the private letter ruling was not issued to us, we have no legal right to rely on its conclusions. Thus, it is possible that the Internal Revenue Service might view your share of the costs as constituting a taxable distribution to you and/or a distribution which reduces the basis in your shares. For this or other reasons, we may in the future take a different position with respect to the costs.

     Disposition. You may recognize a gain or loss upon receipt of a cash payment for a fractional share of Common Stock credited to your account (see Question 21) or when the Common Stock held in that account is sold at your request (see Question 23). A gain or loss may also be recognized upon your disposition of Common Stock received from the Plan. The amount of any such gain or loss will be the difference between the amount received for the whole or fractional shares of Common Stock and the tax basis of the Common Stock. Generally, any gain or loss recognized on the disposition of Common Stock acquired under the Plan will be treated for federal income tax purposes as a capital gain or loss.


                             PLAN OF DISTRIBUTION

     The shares of Common Stock acquired under the Plan will be sold directly by us through the Plan. We may sell our shares of Common Stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These shares may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which our Common Stock trades or is quoted, or in privately negotiated transactions. Our Common Stock is currently listed on the New York Stock Exchange. The difference between the price owners who may be deemed to be underwriters pay us for shares acquired under the Plan, after deduction of the applicable discount from the market price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions.

     Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends or investment of partnership distributions. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price acquired through the reinvestment of dividends and investment of partnership distributions under the Plan.

     Upon your withdrawal from the Plan by the sale of shares of Common Stock held under the Plan, you will receive the proceeds of such sale less a nominal fee per transaction paid to the Agent (if such resale is made by the Agent at your request), any related brokerage commissions and any applicable transfer taxes.

     Shares of Common Stock may not be available under the Plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copies obtained, at prescribed rates, from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding restraints that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. In addition, the Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copies obtained at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the securities offered hereby. This Prospectus does not contain all of the information set forth in the registration statement and exhibits thereto. The registration statement and exhibits thereto may be inspected and copies obtained, at prescribed rates, from the Commission at Room 1204, 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed with the Commission pursuant to the 1934 Act, are incorporated by reference in this Prospectus:

     1. The Registration Statement on Form S-3 as filed by Saul Centers, Inc. on January 28, 1999 (Registration Statement No. 333-71323).

     2. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     3. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2000.

     4. The description of the Common Stock, par value $0.01, contained in the Company's Registration Statement on Form S-11 (Registration No. 33-
          4562) filed pursuant to the Securities Act of 1933 as incorporated by reference in the Company's Registration Statement on Form 8-A filed pursuant to the 1934 Act, including any amendments or reports filed to update the description.

     All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and before termination of this offering are incorporated by reference into this Prospectus from the date of filing of those documents.

     Anyone receiving a copy of this Prospectus may obtain, without charge, a copy of any of the documents incorporated by reference, except for the exhibits to the documents. Mail your request to:


                                 Henry Ravenel
                         7200 Wisconsin Avenue, # 903
                           Bethesda, Maryland  20814
                            or call (301) 986-6207


                                USE OF PROCEEDS

     The Company will receive proceeds from the sale of Common Stock purchased by the Agent pursuant to the Plan. The proceeds from the sale of Common Stock offered pursuant to the Plan will be contributed to Saul Holdings Limited Partnership and used for general partnership purposes. The Company has no basis for estimating either the number of shares of Common Stock that will be sold pursuant to the Plan or the prices at which such Common Stock will be sold.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Shaw Pittman, a law partnership including professional corporations.

You should rely only on the information
incorporated by reference or contained in                     Dividend Reinvestment and Stock Purchase
this prospectus.  We have not authorized                                        Plan
anyone to provide you with any different
information.  We are not making an offer
of these securities in any state where
the offer is not permitted.  You should
not assume that the information contained                                Saul Centers, Inc.
in this prospectus or the documents
incorporated by reference is accurate as                                 1, 000, 000 Shares
of any date other than the date on the
front of this prospectus or those                                           Common Stock
documents.



                                                                             PROSPECTUS
             _________________

             TABLE OF CONTENTS
                                             Page
                                             ----
How to Enroll                                  1
Highlights of the Plan                         1
The Company                                    2
Risk Factors                                   2
Description of Plan                            8
Plan of Distribution                          22
Available Information                         23
Incorporation of Certain                      23
 Documents by Reference
Use of Proceeds                               24
Experts                                       24
Legal Matters                                 24                          January 24, 2001

                                    PART II


                    Information Not Required In Prospectus

Item 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

                Registration Fee............................................            $ 4,500
                Fees and expenses of Transfer Agent and Registrar...........             10,000*
                Legal Fees..................................................             14,000*
                Printing and Engraving......................................              1,000*
                Miscellaneous...............................................              3,830*
                            Total...........................................            $33,330*
                _____________________
                * Estimated

Item 15.  Indemnification.
          ----------------

     The Company is incorporated under the laws of the State of Maryland. As permitted by Maryland law, and as set forth in the Company's Amended and Restated Bylaws incorporated by reference elsewhere in the Registration Statement, a director or officer of the Company is entitled to indemnification by the Company against reasonable expenses, including attorneys' fees, incurred in connection with a civil or criminal proceeding in which such director or officer has been involved, or to which he has been, or is threatened to be, made a party, by reason of being a director or officer. In addition, indemnification may be provided against judgments, fines and amounts paid in settlement in such proceedings. In general, however, indemnification is not available where the director or officer acted in bad faith or personally gained a financial profit or other advantage to which he was not legally entitled. The directors and officers of the Company are covered by insurance policies against certain liabilities which might be incurred by them in such capacities.


Item 16.  Exhibits.
          --------

          3.(i) First Amended and Restated Articles of Incorporation of Saul Centers, Inc. (incorporated herein by reference to Exhibit 3.(a) of the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

          3.(ii) Amended and Restated Bylaws of Saul Centers, Inc. as in effect at and after August 24, 1993 and as of August 26, 1993 (incorporated herein by reference to Exhibit 3.(b) of the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

          5      Opinion of Shaw Pittman (filed herewith).

          23.a   Consent of Arthur Andersen LLP (filed herewith).

          23.b Consent of Shaw Pittman (included in its opinion filed as Exhibit 5 hereto).

          24     Powers of Attorney (filed herewith).

          99     Form of Authorization Plan (filed herewith).


Item 17.  Undertakings.
          ------------

          The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of l934 that are incorporated by reference in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each fling of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. Insofar as indemnification for arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chevy Chase, state of Maryland, on this 24th day of January, 2001.


                                   SAUL CENTERS, INC.,
                                   a Maryland corporation

                                   (Registrant)


                                   By: /s/ B. Francis Saul II
                                       ----------------------

                                       B. Francis Saul II
                                       Chairman of the Board and
                                       Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                                 Title                               Date
        ---------                                 -----                               ----
/s/ B. Francis Saul II         Chairman of the Board and                        January 24, 2001
----------------------         Chief Executive Officer
B. Francis Saul II             (Principal Executive Officer)

/s/ Scott V. Schneider         Senior Vice President, Chief Financial           January 24, 2001
----------------------         Officer, Treasurer and Secretary (Principal
Scott V. Schneider             Financial and Accounting Officer)

/s/ B. Francis Saul III        Vice Chairman of the Board                       January 24, 2001
-----------------------
B. Francis Saul III

/s/ Philip D. Caraci           President and Director                           January 24, 2001
--------------------
Philip D. Caraci

*/s/ Gilbert M. Grosvenor      Director                                         January 24, 2001
-------------------------
Gilbert M. Grosvenor

*/s/ Philip C. Jackson, Jr.    Director                                         January 24, 2001
---------------------------
Philip C. Jackson, Jr.

*/s/ Paul X. Kelley            Director                                         January 24, 2001
-------------------
General Paul X. Kelley
USMC (Ret.)

*/s/ Charles R. Longsworth     Director                                         January 24, 2001
--------------------------
Charles R. Longsworth

*/s/ Patrick F. Noonan         Director                                         January 24, 2001
----------------------
Patrick F. Noonan

*/s/ Mark Sullivan III         Director                                         January 24, 2001
----------------------
Mark Sullivan III

*/s/ James W. Symington        Director                                         January 24, 2001
-----------------------
James W. Symington

*/s/ John R. Whitmore          Director                                         January 24, 2001
---------------------
John R. Whitmore

                                        *  By:    /s/ Scott V. Schneider
                                                  ----------------------
                                                  Scott V. Schneider
                                                  Attorney-In-Fact

                                 EXHIBIT INDEX



Exhibit
Number            Description
------            -----------

3.(i) First Amended and Restated Articles of Incorporation of Saul Centers, Inc. (incorporated herein by reference to Exhibit 3.(a) of the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

3.(ii) Amended and Restated Bylaws of Saul Centers, Inc. as in effect at and after August 24, 1993 and as of August 26, 1993 (incorporated herein by reference to Exhibit 3.(b) of the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

5                 Opinion of Shaw Pittman(filed herewith).

23.a              Consent of Arthur Andersen LLP (filed herewith).

23.b Consent of Shaw Pittman (included in its opinion filed as Exhibit 5 hereto).

24                Powers of Attorney (filed herewith).

99                Form of Authorization Plan (filed herewith).